-- Highly Confidential -- Centerview Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Board of Directors of Blazing Star in connection with its evaluation of a proposed transaction involving Blazing Star and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Blazing Star and Saturn (“Defined term for other relevant party”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Blazing Star and Saturn. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Blazing Star or any other entity, or concerning the solvency or fair value of Blazing Star or any other entity. With respect to financial forecasts Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Blazing Star as to the future financial performance of Blazing Star, and at your direction Centerview has relied upon such forecasts, as provided by Blazing Star’s management, with respect to Blazing Star. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Blazing Star. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Blazing Star (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Blazing Star or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

Appendix

Exhibit (c)(7)

CENTERVIEW PARTNERS

Project Blazing Star
Discussion Materials

February 2025

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Centerview Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Board of Directors of Blazing Star in connection with its evaluation of a proposed transaction involving Blazing Star and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Blazing Star and Saturn ("Defined term for other relevant party") and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Blazing Star and Saturn. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Blazing Star or any other entity, or concerning the solvency or fair value of Blazing Star or any other entity. With respect to financial forecasts Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Blazing Star as to the future financial performance of Blazing Star, and at your direction Centerview has relied upon such forecasts, as provided by Blazing Star's management, with respect to Blazing Star. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Blazing Star.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Blazing Star (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Blazing Star or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

Agenda

1. *Executive Summary*
2. *Saturn's Offer*
3. *Perspectives on Valuation*
4. *Asset Sale Value Note*

– Highly Confidential –

Executive Summary

Saturn Proposal

- Following a fulsome diligence effort Saturn represents that it has completed its business diligence, arranged its financing ("finalizing documentation") and has its investment committee approval to offer $10.75 per share in cash and a right to the proceeds from a sale of VillageMD up to a maximum of $2.00 per share ("Asset Sale Value Note")
  - Saturn describes the offer as being worth $12.75, a 44% premium to the "unaffected price" of $8.85 (defined as the price at close the day immediately prior to the December 10th Wall Street Journal story on a potential sale of Blazing Star), without taking any discount to the face of the Asset Sale Value Note
  - The $10.75 cash portion of Saturn's offer is a 21% premium to the unaffected price (based on the December 10th WSJ story), a 10% premium to current price(1) and a 6.7x multiple to Blazing Star's FY'25 expected EBITDA
- Saturn's offer did not come with new financing papers
  - Latest understanding of Saturn's proposed financing (to be confirmed) is based on $12.3bn of total debt, $3bn of Preferred Equity, contemplates potential rollover investment from Company's major shareholder and $2bn of equity from Saturn and its LPs

Saturn Proposal

- The Asset Sale Value Note featured in Saturn's proposed consideration is intended to deliver proceeds from a sale of the VillageMD businesses to Blazing Star shareholders; it is akin to a Contingent Value Right (CVR)
  - CVRs are typically used in Life Sciences transactions where they tend to be based on a discrete regulatory milestone (only two non-Life Sciences deals in the last five years)
- Saturn's offer provided very little detail on the structure of the Asset Value Note and numerous outstanding issues are apparent with this non-cash consideration that will need to be considered and negotiated
- While there are precedents outside of Life Sciences, this would be the largest transaction to feature an Asset Sale Value Note and the first done in a go-private scenario

Source: FactSet.
(1) Reflects closing price as of February 3, 2025 of $9.76.

– Highly Confidential –

Executive Summary (Cont'd)

Notable Financial Developments

- Since the October 24th, 2024 Board meeting there have been a number of notable developments that have impacted valuation
  - Updated FY'25 Forecast: Management updated their forecast based on Q1 actuals and revised expectations for the rest of the year
  - Dividend Suspension Impact
  - Increased Share Count: Share count increased from 864mm to 889mm to reflect all dilutive securities outstanding, inclusive of Nov. 2024 stock issuance
  - Everly Settlement: Value now estimated at $450mm in FY'25 vs. $79mm included in 3YP
  - Refined Dark Rent Cost Assumptions

Financial Analyses

- The revised plan was analyzed to assess Blazing Star's standalone valuation, alongside other relevant analyses:
  - Future Share Price: Blazing Star currently trades at 5.6x FY'25 EPS; the range of the present value of future share price at 6.0x to 7.5x NTM EPS yields price range of ~$9 to ~$12 per share, versus the range presented at the October 24th board meeting of ~$9 to ~$13 per share
  - Discounted Cash Flow: Accounting for the changes mentioned above, timing and cost of capital, the DCF implies a value per share range of $9.75 to $18.00, in-line with prior range shown in October of $9.25 to $18.00
  - Sum-of-the-Parts: Analysis suggests a valuation range of ~$8 - ~$14 per share; uncertainties around US Retail and VillageMD contribute significantly to the width of the SOTP valuation range
  - Precedent Go-Private Transaction Premiums: Based on precedents, the median premium to the unaffected price is 30%, and the 25th to 75th percentile of premiums range from 21% to 47%, respectively
- Standalone valuation is accompanied by an assessment of current broker price targets, ratings and price target methodologies
  - Median analyst price targets are $11; 12 of the 14 analysts that cover the stock have a hold or sell rating on the stock and price targets at $12 or below; only JPM and TD have price targets in excess of $12 per share

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Illustrative Analysis at Various Prices

	Metric	Unaffected	Saturn Upfront Cash Offer				Saturn Face Value of Offer			
Illustrative Share Price Range		**$8.85**	**$10.75**	**$11.50**	**$12.00**	**$12.50**	**$12.75**	**$13.00**	**$13.50**	**$14.00**
Premium / (Discount) to Unaffected (12/9/24)		–	21%	30%	36%	41%	44%	47%	53%	58%
Premium / (Discount) to Current (2/3/25)	$9.76	(9%)	10%	18%	23%	28%	31%	33%	38%	43%
Premium / (Discount) to Unaffected 90-day VWAP	$9.37	(6%)	15%	23%	28%	33%	36%	39%	44%	49%
Premium / (Discount) to Unaffected 30-day VWAP	$8.95	(1%)	20%	29%	34%	40%	43%	45%	51%	56%
Equity Value		**$7.9**	**$9.6**	**$10.2**	**$10.7**	**$11.1**	**$11.3**	**$11.6**	**$12.0**	**$12.4**
(+) Net Debt + Debt-Like Items(1)		15.6	15.6	15.6	15.6	15.6	15.6	15.6	15.6	15.6
(-) Equity Method Investments(2)		(1.9)	(1.9)	(1.9)	(1.9)	(1.9)	(1.9)	(1.9)	(1.9)	(1.9)
Implied Enterprise Value		**$21.5**	**$23.2**	**$23.9**	**$24.3**	**$24.7**	**$25.0**	**$25.2**	**$25.6**	**$26.1**
Memo: Mangagement Implied Multiples	***Adj. EBITDA (3)***									
EV / FY'25 Adj. EBITDA	$3.4	6.2x	6.7x	6.9x	7.0x	7.2x	7.2x	7.3x	7.4x	7.6x
EV / FY'26 Adj. EBITDA	3.7	5.7x	6.2x	6.4x	6.5x	6.6x	6.7x	6.7x	6.8x	7.0x
	Adj. EPS (4)									
FY'25 P / E	$1.73	5.1x	6.2x	6.6x	6.9x	7.2x	7.4x	7.5x	7.8x	8.1x
FY'26 P / E	$1.61	5.5x	6.7x	7.1x	7.5x	7.8x	7.9x	8.1x	8.4x	8.7x

Source: Blazing Star management and FactSet as of February 3, 2025.

Note: Dollars in billions except for per share figures and unless otherwise stated.

(1) Figure includes $6,818mm net debt, [***] mitigated NWC, $980mm capital leases, $3,760mm opioid liability, $2,471mm dark rent, $374mm after-tax Everly settlement per management and $439mm pension liability. (2) Includes $961mm Cencora, $548mm BrightSpring and $415mm other investments. (3) Removes Cencora AOI contribution and pro-rata share of non-owned VillageMD Adj. EBITDA (~47%). Reflects separation of [***] at FYE [***]. (4) EPS figures updated for diluted share count of 889mm shares, separation of [***] at FYE [***], interest savings from suspension of future dividend payments, net of tax, and incremental interest expense, net of tax, from debt issuance to settle Everly litigation; assumes $450mm of settlement at FYE 2025, net of $79mm included in plan; interest rate reflects December Forecast and 3YP interest expense divided by expected outstanding debt.

CENTERVIEW PARTNERS

– Highly Confidential –

Sellside's Targeted Price, Rating, Methodology and Multiple

Median price target is $11 and only two analysts have targets above $12 per share

Broker	Price Target	Current Rating	Valuation Methodology & Multiple	
	Current	No brokers changed rating post earnings	Methodology	Current
J.P.Morgan	$15.00	Buy	Price / CY'26E EPS	10.0x
TD Cowen a division of TD Securities	$15.00	Buy	Discounted Cash Flow	n.a.
Evercore ISI	$12.00	Hold	Price / CY'25E EPS	9.0x
RBC	$12.00	Hold	Price / CY'25E EPS	7.5x
Truist	$12.00	Hold	Price / FY'26E Cash EPS	7.7x
Leerink	$11.50	Hold	Price / CY'25E EPS	7.0x
Deutsche Bank	$11.00	Hold	Price / FY'25E EPS	6.5x
Jefferies	$11.00	Hold	Price / FY'26E EPS(1)	9.5x
UBS	$11.00	Hold	EV / NTM EBITDA	5.0x
HSBC	$10.00	Sell	EV / FY'25E EBITDA	3.3x
Mizuho	$10.00	Hold	Price / FY'25E EPS	4.8x
nephron	$10.00	Hold	Price / FY'25E EPS	6.0x
Bank of America	$8.50	Sell	Price / CY'25E EPS	6.0x
Morgan Stanley	$7.00	Sell	Price / CY'25E EPS	5.0x
Analyst Median	**$11.00**		**PT / FY'25E EPS Estimate**	**6.8x(2)**

Source: Wall Street research.
Note: Reflects brokers Centerivew has access to. Brokers ranked by post-earnings price targets. (1) Jefferies EPS excludes COR earnings. (2) Reflects median of individual broker price target divided by their respective FY'25E EPS estimate.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Deconstructing Highest Analyst Price Target (JP Morgan - $15)

Analysis reviews Blazing Star's highest price target of $15 assigned by JP Morgan's analyst Lisa Gill

JPM Price Target Methodology

"Maintain our Dec-25 price target of $15, based on a 10x multiple on our CY26 adjusted EPS estimate"

- Price target based on 10x P/E multiple
- Price target correlates to a future share price at December 31, 2025

JPM EPS Estimates Are Below Consensus Estimates…



$1.54
$1.63
$1.44
$1.49
$1.57
$1.65
2025E
2026E
2027E
JPM Estimates
Consensus Estimates

…However, Price Target Assumes P/E Multiple Well in Excess of Historical Levels



Reflects 91st percentile of 5Y Avg.
NTM
10.0x
6.1x
6.5x
7.0x
6.3x
5.7x
JPM(5)
Mgmt.(6)
Consensus(6)
L3Y Avg.
L2Y Avg.
L1Y Avg.

Revised Price Target Based on Findings From Blazing Star Diligence Process[(1)]

- Through the Blazing Star diligence process, certain items have been identified that impact valuation that are not visible to public market investors
- Illustrative analysis below applies these impacts to JP Morgan's price target to imply a comparable price target

Current JPM Price Target	**$15.00**
Litigation Reserve *Increase in reserve for Everly and DOJ settlements, to $800mm vs. $79mm disclosed*	**($0.70)[(2)]**
[***] *Publicly available Q1'25 cash balance of $1.1bn includes [***] impact from [***]*	[***][(3)]
Increased Share Count *JP Morgan Adj. EPS reflects 864 basic share count – does not factor in dilutive securities*	**($0.50)[(4)]**
Revised YE'25 Price Target	**$13.00**

Source: Company materials, Wall Street research and FactSet as of February 3, 2025.

(1) Share prices rounded to nearest $0.05. (2) Reflects post-tax incremental $599mm reserve divided by 889 shares at 16.9% tax rate. (3) Reflects [***] divided by 889 shares. (4) Reflects $0.05 impact to JPM FY'2025 EPS due to increased dilutive share count of 889mm shares capitalized at 10x multiple. (5) Reflects Price / CY'26E EPS. (6) Reflects FY'26 P/E multiple.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Summary of Material Adjustments and Revisions vs. Prior 3YP

	Description
Revised FY 2025 Forecast ("December Forecast")	▪ Management updated FY'25 forecast in December based on Q1 actuals and revised expectations for the remainder of the year – The revised FY'25 forecast has +$243mm higher reported free cash flow than previous forecast for 2025E in the 3YP ▪ Based on management's current outlook, 2026 and 2027 were unchanged vs. 3YP
Dividend Suspension	▪ Revises plan to reflect interest savings from suspension of dividend throughout remainder of the forecast period
Share Count	▪ Increase in share count from 864mm to 889mm to reflect all dilutive shares currently outstanding inclusive of November 2024 stock issuances and PSU issuance shareholders voted to approve in Jan. '25
[***] Separation	▪ Based on current expectations and public statements, forecast assumes [***] will be separated at the end of FY' [***] ▪ Assumes [***] to Blazing Star [***] ▪ Assumes Blazing Star incurs incremental [***] of costs to realize the separation (e.g., professional / advisor fees) ▪ Post- [***] forecast assumes no separation of [***] and EPS reflects full consolidation of inter-company interest expense
Everly Settlement	▪ Reflects view of Everly settlement value at $450mm in FY'25 vs. $79mm included in 3YP
Dark Rent Schedule	▪ Management refined the forecast for the cash costs of the dark rent fleet to reflect current view on reduced near-term expenses vs. initial expectations ($236mm lower cash costs in FY'27) ▪ Dark rent forecast was also extended to be 15 years vs. 10 years previously to capture the full scope of costs over the total life of the dark rent fleet

Source: Company filings. Impact assumptions based on discussions with Saturn and Blazing Star management.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Illustrative Standalone Future Share Price Analysis

- Future share price analysis is now fundamentally different than prior analysis given the elimination of the dividend
- Dividend was previously a material contributor to shareholder return
- Now that the dividend is suspended, shareholders must rely on significant multiple expansion vs. current 6x P/E to have a present value of future stock price above $9 to $12 per share

Future Value

Current Share Price: $9.76

Price / FY'25E EPS: 5.6x



$15
$13
$13
$12
$12
$12
$11
$11
$10
Current
2025E
2026E
2027E

	Current	2025E	2026E	2027E
NTM EPS[(1)]	$1.73	$1.61	$1.73	$1.96

Present Value

Discounted at 11.5% Cost of Equity



$12
$11
$11
$10
$10
$10
$9
$9
$9
Current
2025E
2026E
2027E

Multiple Range Updated to Reflect Historical Averages

- Blazing Star Value Per Share @ Illustrative NTM P/E Multiple of 7.50x
- Blazing Star Value Per Share @ Illustrative NTM P/E Multiple of 6.75x
- Blazing Star Value Per Share @ Illustrative NTM P/E Multiple of 6.00x

Source: Blazing Star management and FactSet as of February 3, 2025.
Note: Years shown reflect fiscal year. Analysis reflects suspension of future dividend payments.
(1) Current NTM EPS reflects FY'25. EPS figures adjusted for updated diluted share count of 889mm shares, separation of [***] at FYE [***] interest savings from suspension of future dividend payments, net of tax, and incremental interest expense, net of tax, from debt issuance to settle Everly litigation; assumes $450mm of settlement in FY 2025 per management, net of $79mm included in plan; interest rate reflects December Forecast and 3YP interest expense divided by expected outstanding debt.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Illustrative Discounted Cash Flow Analysis

Valued as of November 30, 2024

WACC	PV of '25E-'29E FCF		PV of Terminal Value at Various EBITDA Multiples 5.00x	6.00x	7.00x		Enterprise Value 5.00x	6.00x	7.00x
9.50%	$9,428	+	$14,766	$17,720	$20,673	=	$24,194	$27,147	$30,101
10.38%	$9,271	+	$14,219	$17,063	$19,907	=	$23,490	$26,334	$29,178
11.25%	$9,119	+	$13,696	$16,436	$19,175	=	$22,815	$25,554	$28,293

	Opioid Liabilities[(1)]		PV of Dark Rent[(2)]		Net Debt[(3)]		After-Tax Everly Settlement		Other Equity Investments[(4)]	
−	$3,760	−	$2,471	−	$8,507	−	$374	+	$966	=
−	$3,760	−	$2,471	−	$8,507	−	$374	+	$966	=
−	$3,760	−	$2,471	−	$8,507	−	$374	+	$966	=

WACC	Equity Value 5.00x	6.00x	7.00x	Share Price 5.00x	6.00x	7.00x	Implied Perpetuity Growth Rate 5.00x	6.00x	7.00x
9.50%	$10,048	$13,002	$15,955	$11.25	$14.50	$18.00	(1.3%)	0.3%	1.5%
10.38%	$9,344	$12,188	$15,032	$10.50	$13.75	$17.00	(0.6%)	1.1%	2.3%
11.25%	$8,669	$11,408	$14,148	$9.75	$12.75	$16.00	0.2%	1.9%	3.1%

Source: Blazing Star management, public filings and FactSet as of February 3, 2025.
Note: Dollars in millions unless otherwise stated. Reflects valuation and balance sheet as of November 30, 2024. Share prices rounded to nearest $0.25.
(1) $3.8bn opioid liability based on net present value of future payments discounted at 7%. (2) $2.5bn dark rent liability based on present value of cash costs Blazing Star incurs for closed stores that they own / lease discounted at 7%. (3) Includes [***] of NWC mitigation. (4) Reflects market value of investment in BrightSpring and value of investment in Guoda, Nanjing and others.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Illustrative Sum-of-the-Parts Analysis

	Metric	FY'25 [(1)]	Multiple Range Low	Multiple Range High	Valuation Range Low	Valuation Range High
U.S. Retail Pharmacy	Adj. EBITDA	$2,202	4.0x	5.0x	$8,809	$11,011
Boots / International	Adj. EBITDA	1,171	6.0x	7.0x	7,024	8,194
Shields	Adj. EBITDA	[***]				
VillageMD	–	[***]				
Summit / CityMD	Adj. EBITDA	[***]				
CareCentrix	Adj. EBITDA	[***]				
Walgreens Health	Adj. EBITDA	[***]				
Cencora	Market Value				961	961
Corporate and Contingency	Adj. EBITDA	337	4.0x	5.0x	(1,347)	(1,684)
Blazing Star Enterprise Value					**$22,000**	**$27,125**
BrightSpring & Other					966	966
(-) Enterprise to Equity Value Bridge [(2)]					(15,551)	(15,551)
Blazing Star Equity Value					**$7,415**	**$12,540**
# of Shares					889.2	889.2
Implied Share Price					**$8.34**	**$14.10**

Illustrative Implied Blazing Star Value Sensitivity Based on Various U.S. Retail Multiples

	Illustrative U.S. Retail FY 2025 EBITDA Multiple Range [(3)]			
Multiple	**3.0x**	**4.0x**	**5.0x**	**6.0x**
Low SOTP Values	$5.86	$8.34	$10.81	$13.29
High SOTP Values	$9.15	$11.62	$14.10	$16.58

Source: Blazing Star management and FactSet as of February 3, 2025.
Note: SOTP multiples based on comparable peer companies. Capitalization as of November 30, 2024. Dollars in millions except for per share values. Assumes no taxes.
(1) [***]
(2) Enterprise to Equity Value Bridge includes $8,010mm of debt, $1,192mm of cash, [***] mitigation, $980mm capital leases, $3,760 Opioid liability, $2,471 Dark Rent Liability, $374mm after-tax Everly settlement and pension liability of $439mm.
(3) Reflects U.S. Retail EBITDA of $2,202 removing impacts from Cencora earnings.

Premia Paid in Precedent Going Private Transactions

Precedent US public company take privates greater than $5bn TEV across all industries since 2019

Precedent LBO 1-Day Share Price Premiums v. Unaffected Price

(n = 34)


19%
21%
30%
47%
10th Percentile
25th Percentile
Median
75th Percentile

	10th Percentile	25th Percentile	Median	75th Percentile
2-Year Fwd. Revenue Growth[(1)]	0%	4%	9%	16%
2-Year Fwd. EBITDA Growth[(1)]	(1%)	6%	11%	19%

Source: Wall Street research and FactSet. Note: Includes complete and pending transactions. Excludes premiums greater than 100% and special committee transactions where sponsor / management that already owned majority of company subsequently took it private. (1) Reflects forward estimates as of unaffected date.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Overview of Village, City and Summit Financials

- Reflects financials of the VMD businesses that would be the source of any proceeds from a potential sale through the ASVN
- Businesses are forecasted to ramp significantly in 2025E onwards after challenging historical results
- Legacy Village expected to have materially negative AOI throughout the forecast period

Annual Segment Results

	2024A	2025E	2026E	2027E
Legacy Village				
	[***]			
Revenue				
% Growth				
AOI				
% Margin				
EBITDA				
% Margin				
Summit Health / CityMD				
	[***]			
Revenue				
% Growth				
AOI				
% Margin				
EBITDA				
% Margin				

2025E Quarterly Results

	Q1	Q2	Q3	Q4	2025E
Legacy Village					
	[***]				
Revenue					
% Growth					
AOI					
% Margin					
EBITDA					
% Margin					
Summit Health / CityMD					
	[***]				
Revenue					
% Growth					
AOI					
% Margin					
EBITDA					
% Margin					

Source: Blazing Star Management.
Note: Years reflect fiscal year ending August 31. Figures reflect risk-adjusted projections.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Impact of Timing on Illustrative Village, City and Summit Monetization

CityMD and Summit Sensitivity Analysis

(in $mm)

Illustrative LTM Multiple	Summit and City Adj. EBITDA		
	FY'25	FY'26	FY'27
	[***]		

Value received on Summit and CityMD would be additive to any proceeds received in VillageMD sale process (LOI received for business at [***] gross valuation – however, potential for material downward adjustments)

Commentary

- CityMD and Summit are assets that are readily separable from Blazing Star and have garnered interest in the past
- However, these businesses are currently in the midst of executing on a major turn-around (FY 2025 EBITDA expected to grow ~ [***] YoY)
- If there is conviction in FY'25 EBITDA of [***], further proving out this number could materially impact valuation vs. a sale today
  - Confidence in ability to significantly ramp profitability after negative EBITDA in 2023 and close to breakeven EBITDA in 2024 will be critical for buyers underwriting value
- There is a robust set of precedent transactions with multiples ranging from low to high-teens but these generally reflect sales of companies with more stable operating profile
- Recent provider bankruptcies (Cano, CareMax, CCMC, Steward, Envision) have created greater scrutiny of provider models and sidelined investment in the space

Source: Blazing Star management.
Note: Dollars in millions unless otherwise stated.

Other Key Considerations Around Asset Sale Value Note

Saturn has provided virtually no detail on their view of how the security works

Illiquidity / Trading	▪ Shareholders will significantly haircut the nominal and theoretical value of the instrument ▪ Contemplated instrument is presumably not registered, and hence not tradeable ▪ For the instrument to be publicly traded, it will require significant public disclosure regarding Blazing Star and / or the assets (including audits) that would impact deal timing ▪ However, regardless of whether the instruments are publicly traded, significant disclosure about the terms of the note will need to be included in Blazing Star's proxy statement
Maximum Proceeds	▪ As currently proposed, Blazing Star shareholder proceeds are limited to the first $1.8bn in sale proceeds
Timing	▪ Desirability of the selling assets today versus in the future as cash flow increases
Blazing Star Representation	▪ Potential conflicts of interest between Saturn and Blazing Star shareholders (potential to mitigate through representation on Board overseeing sales)
Value Backstop	▪ Only other asset sale note was used in the Safeway / Albertson's deal and had a backstop minimum value ▪ Ability for Saturn to do so likely limited given funding constraints (not currently part of proposal)

Appendix

Appendix: Table of Contents

– Highly Confidential –

Blazing Star Share Price Performance Since September 2024

Share Price Performance Since September 2024

	Date	Price at Close	VWAP 30-Day	VWAP 60-Day	VWAP 90-Day
Current	2/3/25	$9.76	$10.74	$10.06	$9.89
Unaffected	12/9/24	8.85	8.95	9.21	9.37



$12.50
$11.00
$9.50
$8.97
$8.85
Unaffected Price as of 12/9/24
$8.00
$9.76
A
B
C
D
E
F
9/3
9/20
10/7
10/24
11/10
11/27
12/14
12/31
1/17
2/3

Public Events

- **A** **10/15/24 –** Announces FY'24 earnings and store closure plan; +16% 1-day reaction
- **B** **10/22/24 –** Walmart announces launch of nationwide same-day pharmacy delivery; (7%) 1-day reaction
- **C** **12/10/24 –** WSJ first reported the Company was exploring a sale to Saturn; +18% 1-day reaction vs. **$8.85** share price at close the previous day ("Unaffected Price")
- **D** **1/10/25 –** Announces Q1'FY25 earnings above expectations; +28% 1-day reaction
- **E** **1/17/25 –** DOJ announces opioid lawsuit; (9%) 1-day reaction
- **F** **1/31/25 –** Announces suspension of dividend; Bloomberg publishes article speculating transaction may still be on; (10%) 1-day reaction

Source: FactSet as of February 3, 2025.

Blazing Star L2Y NTM P / E and EV / EBITDA Multiple Performance

Consensus NTM P / E

Average NTM P / E	L2Y	L1Y	YTD
Blazing Star [1]	6.3x	5.8x	5.9x
CVS	8.4x	8.4x	8.4x
US Retail Median [3]	14.9x	14.3x	14.4x
Intl Retail Median [4]	11.4x	11.5x	11.5x


21.0x
18.0x
15.0x
12.0x
9.0x
6.0x
3.0x
18.4x
11.4x
9.8x
8.0x
12.1x
(6.3x)
10.6x
(0.9x)
9.4x
(0.4x)
6.3x
(1.7x)
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25

Consensus EV / NTM EBITDA

Average NTM EV / EBITDA	L2Y	L1Y	YTD
Blazing Star [1]	6.5x	6.2x	6.3x
CVS [2]	7.4x	7.6x	7.6x
US Retail Median [3]	8.6x	7.9x	8.0x
Intl Retail Median [4]	5.6x	5.6x	5.6x


12.0x
11.0x
10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
4.0x
11.4x
8.1x
7.2x
5.8x
8.4x
+0.3x
7.1x
(0.0x)
6.7x
(4.6x)
5.4x
(0.4x)
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Blazing Star
CVS
US Retail Median(3)
Intl. Retail Median(4)

Source: FactSet as of February 3, 2025.

(1) Blazing Star EV includes net present value of opioid liability, dark rent liability and pension liability. EBITDA excludes COR AOI and pro-rata share of non-owned VillageMD Adj. EBITDA (~47%). EPS adjusted to remove impacts of gain on sale leasebacks. (2) CVS EV includes finance leases based on latest filing and opioid liability of $3.0bn based on Moody's estimates. (3) US Retail includes TGT, DG, DLTR, KR and AD. (4) Intl Retail includes TSCO, SBRY, MKS, BME, KGF and FRAS.

– Highly Confidential –

Blazing Star Share Price Performance Over the Last 2 Years

L2Y Share Price Performance

Share Price Performance

	L5Y	L3Y	L1Y	L3M
Blazing Star	(81%)	(80%)	(56%)	+5%
CVS	(16%)	(49%)	(23%)	+2%
S&P 500	+85%	+34%	+21%	+5%



$60
$50
$40
$37
$30
$20
$10
$0
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
+45%
(35%)
$9.76
(74%)
Sept-23 – Tim Wentworth rumored next CEO; +6% 1-day reaction
Apr-24 – IRS tax liability dispute reported on Bloomberg; (10%) 1-day reaction
Oct-24 – FY'24 earnings; +16% 1-day reaction
Dec-24 – Deal leak; +18% 1-day reaction
Blazing Star
CVS
S&P 500

Source: FactSet as of February 3, 2025. Note: Share prices indexed to Blazing Star.

– Highly Confidential –

Overview of Blazing Star Shareholders

Current Top Shareholders

Shareholder	% O/S	Investment Style	Mkt. Value ($mm)
Stefano Pessina	17%	–	$1,434
Vanguard	9%	Index	788
Blackrock	7%	Index	620
State Street Global Advisors	5%	Index	420
Capital Research & Management	3%	Growth	269
Invesco	2%	Index	193
Geode Capital	1%	Index	107
Charles Schwab	1%	Index	71
Northern Trust	1%	Index	70
Camber Capital Management	1%	Deep Value	68
Norges Bank Investment Management	1%	Growth	68
Thompson, Siegel & Walmsley	1%	Index	63
8 Knots Management	1%	Growth	58
Goldman Sachs Asset Management	1%	Value	55
Morgan Stanley	1%	Growth	54
Jane Street Capital	1%	Growth	51
Legal & General Investment Management	1%	Growth	46
Pacific Investment Management	1%	Growth	45
LSV Asset Management	1%	Growth	43
Numeric Investors	0%	Growth	41
Amundi Asset Management	0%	Adviser	41
Top Shareholder Ownership	**55%**		**$4,605**

Ownership Breakdown

Ownership Type (per FactSet)


17%
32%
23%
20%
6%
1%
1%
Growth(1)
Index
Value(2)
SP Stake
Yield
GARP
Other

Source: Public filings and FactSet as of February 3, 2025.
Note: Positions reflect latest publicly available holdings as of December 31, 2024 for top 21 shareholders. Most positions reflect quarterly holdings reporting as of September 30, 2024. BlackRock reflects sum of three largest holdings. (1) Includes Growth and Aggressive Growth. (2) Includes Value and Deep Value.

Debt Capitalization Overview

Summary of Blazing Star Debt Capitalization as of November 30, 2024 ($mm)

Note / Facility	Currency	Rate	Maturity Date	Amount Outstanding (USD Equivalent)	CoC / Call Price
2025 Notes	GBP	3.8%	Nov-25	$380	$101
2022 $1bn DD Term Loan	USD	SOFR + 100bps	Jan-26	1,000	100
2026 Notes	USD	3.6%	Jun-26	1,447	101
2023 $2.25bn RCF	USD	SOFR + 150bps	Aug-26	–	100
2023 $1bn DD Term Loan	USD	3.5%	Nov-26	1,000	100
2026 Notes	EUR	SOFR + 150bps	Nov-26	791	101
2022 $3.5bn RCF	USD	SOFR + 150bps	Jun-27	–	100
2029 Notes	USD	2.1%	Aug-29	750	101
2030 Notes	USD	SOFR + 150bps	Apr-30	500	101
2034 Notes	USD	8.1%	Nov-34	303	101
2042 Notes	USD	3.2%	Sep-42	239	101
2044 Notes	USD	4.5%	Nov-44	660	101
2046 Notes	USD	4.4%	Jun-46	299	101
2050 Notes	USD	4.8%	Apr-50	640	101
Total				**$8,010**	

Source: Blazing Star management and FactSet as of November 30, 2024.
Note: Dollars in millions unless otherwise stated. Reflects principal balances of outstanding debt. Excludes non-material OID, working capital facilities and variable-rate debt.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Blazing Star's Current Public Market Valuation

Valuation ($mm) and Multiples

	Unaffected	Current
Share Price ($)	**$8.85**	**$9.76**
(x) Diluted Shares	889.2	
Equity Value	**$7,869**	**$8,679**
A Plus: Net Debt[1]	7,527	
Plus: Capital Leases	980	
B Plus: Opioid Liability[2]	3,760	
C Plus: Dark Rent[2]	2,471	
D Plus: Tax Liability — *Not included in analysis* —	–	
E Plus: After-Tax Everly Settlement	374	
F Plus: Pension Liability[3]	439	
G (Less): Cencora Investment[4]	(961)	
H (Less): BrightSpring Investment	(551)	
I (Less): Other Investments[5]	(415)	
Enterprise Value	**$21,494**	**$22,303**

Management Implied Multiples

	Adj. EBITDA [6]		
EV / FY'25 Adj. EBITDA	$3,449	6.2x	6.5x
EV / FY'26 Adj. EBITDA	3,744	5.7x	6.0x
	Adj. EPS [7]		
FY'25 P / E	$1.73	5.1x	5.6x
FY'26 P / E	$1.61	5.5x	6.1x

Commentary

- Capitalization as of November 30, 2024 (FY'25 Q1) includes $8.0bn of debt, $1.0bn of capital leases and $1.2bn of cash & equivalents
- (A) Includes mitigation, reflecting Q1 actual NWC mitigation embedded within Q1 reported cash balance
- (B) Opioid liability reflects the present value of after-tax scheduled opioid payments through 2040E
- (C) Capitalized dark rent reflects present value of cash costs Blazing Star incurs for dark owned / leased store costs (costs are adjusted out of Adj. EBITDA)
- (D) Does not include [***] of potential tax liabilities
- (E) Everly settlement reflects revised view of tax-affected $450 litigation costs (approximately half of outstanding award amount of $900mm)
- (F) Reflects present value of final ~$475mm of UK pension payments remaining in 2025 and 2026
- (G) Reflects expected payments from negotiated forward sales of Cencora stock
- (H) Current market value of stake in Brightspring
- (I) Value of other equity method investments (predominantly Boots Hearing Care, Gouda and Nanjing)

Source: Management plan, Wall Street research and FactSet as of February 3, 2025.

(1) Includes [***] of USRP working capital mitigation. (2) Reflects net present value of future opioid payments and dark rent at 7% discount rate. (3) Reflects FY 2025 payment of $39mm and FY 2026 payment of $437mm at 7% discount rate. (4) Reflects expected proceeds of $961mm per Blazing Star management. (5) Includes Guoda, Nanjing and other investments. (6) Removes gain of sale leaseback, Cencora AOI contribution and pro-rata share of non-owned VillageMD Adj. EBITDA (~47%). Reflects separation of [***] at FYE [***]. (7) EPS figures updated for diluted share count of 889mm shares, separation of [***] at FYE [***], interest savings from suspension of future dividend payments, net of tax, and incremental interest expense, net of tax, from debt issuance to settle Everly litigation; assumes $450mm of settlement at FYE 2025, net of $79mm included in plan; interest rate reflects December Forecast and 3YP interest expense divided by expected outstanding debt.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Discounted Cash Flow Analysis

Unlevered Free Cash Flow Build

	Management Forecast (3YP)			Extrapolations		
	Fiscal Year Ending August 31,					Terminal
	Stub Q2-Q4'25	2026E	2027E	2028E	2029E	Year
Revenue	**$114,589**	**$146,800**	**$152,841**	**$158,113**	**$163,584**	**$163,584**
% Growth		*(4.7%)*	*4.1%*	*3.4%*	*3.5%*	
Adj. EBITDA	$2,680	$3,824	$4,175	$4,415	$4,647	$4,647
(-) NCI Attr. Adj. EBITDA (VMD)	15	(64)	(96)	(102)	(105)	(105)
Adj. EBITDA - NCI	**$2,694**	**$3,760**	**$4,079**	**$4,313**	**$4,543**	**$4,543**
% Growth		*1.5%*	*8.5%*	*5.7%*	*5.3%*	
% Margin	2.4%	2.6%	2.7%	2.7%	2.8%	2.8%
(-) D&A	(1,123)	(1,508)	(1,517)	(1,572)	(1,628)	(1,243)
(-) SBC	(158)	(214)	(227)	(237)	(249)	(249)
(-) Non-GAAP Cash Expenses - Other(1)	(306)	(173)	(148)	(73)	(61)	(43)
EBIT	**$1,108**	**$1,865**	**$2,187**	**$2,431**	**$2,605**	**$3,008**
(-) Taxes(2)	(187)	(352)	(494)	(550)	(589)	(680)
NOPAT	**$920**	**$1,513**	**$1,692**	**$1,881**	**$2,016**	**$2,328**
(+) D&A	1,123	1,508	1,517	1,572	1,628	1,243
(-) Capital Expenditures	(900)	(1,141)	(1,208)	(1,227)	(1,243)	(1,243)
Δ in NWC	1,328	486	200	62	62	–
(+) Cencora Monetization	307	654	–	–	–	–
(-) Cencora AOI Net of Dividends	(162)	(7)	–	–	–	–
(-) After-Tax Non-Dark Right-of-Use Lease Assets	(35)	(33)	(18)	–	–	–
(-) After-Tax Legal Settlements (excl. Opioids and Everly)	(196)	(20)	(19)	–	–	–
[***]						
(-) UK Pension Contribution	(39)	(437)	–	–	–	–
(-) Adj. Attr. To Non-Owned Portion of VMD	153	53	79	79	89	89
[***]						
(+) Other	(1)	(165)	(112)	–	–	–
Unlevered FCF(3)	**$2,440**	**$2,261**	**$1,902**	**$2,367**	**$2,553**	**$2,417**

Source: Blazing Star management.
Note: Dollars in millions unless otherwise stated.
(1) Includes Legal, Severance, Consultant, Transformational Cost Management, Acquisition, Impairment and Other costs. (2) FY'25 – FY'27 tax rates based on three-year plan effective tax rates (16.9%, 18.9% and 22.6%) and 22.6% thereafter. (3) Unlevered FCF differs from management presentation primarily due to exclusion of Opioids, Dark Rent and inclusion of proceeds from Cencora.

Commentary

- Reflects revised management plan from 2025E to 2027E with top-down extrapolation in 2028E and 2029E
- Extrapolation reflects revenue growth of 3% USRP, 4% International, [***] Shields, [***] US HC ex. Shields and business margins held constant at 2027E levels
- Non-GAAP expenses reflect severance, acquisition-related impacts and consulting / legal fees tapering down in extrapolation period
- NWC lower in extrapolation period as one-time initiatives from store closures cease after 2027E
- Assumes [***] is separated in FY' [***] for [** [***] and [***] of incremental costs
- DCF removes 47% of EBITDA and cash flow items attributable to other owners of consolidated VMD in Q2-Q4'25 and Summit and CityMD in 2026E+

Preliminary Overview of Opioid Liability

Net present value estimated to be $3.8bn based on a discount rate of 7.0%

Summary of Opioid Liability ($mm)

	Q2-Q4 FY'25	FY'26	FY'27	FY'28	FY'29	FY'30	FY'31	FY'32	FY'33	FY'34	FY'35	FY'36	FY'37	FY'38	FY'39	FY'40
Multi-State	$340	$348	$348	$351	$334	$344	$344	$344	$344	$344	$344	$344	$337	–	–	–
Cherokee Nation	2	2	2	2	2	2	2	2	–	–	–	–	–	–	–	–
Tribes	10	10	10	10	10	10	10	10	10	10	10	10	10	–	–	–
Florida	34	34	34	34	34	34	34	34	34	34	34	34	34	34	34	–
San Francisco	29	20	19	19	19	19	3	2	2	2	2	2	2	–	–	–
New Mexico	73	38	38	27	27	27	27	27	27	27	27	27	27	–	–	–
Michigan	10	10	10	5	5	5	5	5	5	5	5	10	10	10	10	9
Nevada	31	31	31	31	15	15	15	15	15	15	15	15	15	15	–	–
West Virginia	11	10	10	10	10	10	–	–	–	–	–	–	–	–	–	–
Philadelphia	–	23	23	23	20	–	–	–	–	–	–	–	–	–	–	–
Baltimore	45	35	–	–	–	–	–	–	–	–	–	–	–	–	–	–
DOJ	20	25	25	55	55	55	65	–	–	–	–	–	–	–	–	–
Total Opioid Payments	**$605**	**$586**	**$551**	**$567**	**$531**	**$522**	**$506**	**$440**	**$438**	**$438**	**$438**	**$443**	**$435**	**$59**	**$44**	**$9**
(Less): Non-Tax Deduct. Pmts.	(217)	(179)	(179)	(182)	(151)	(30)	(34)	(1)	(1)	(1)	(1)	(2)	(2)	(2)	(2)	(2)
Tax-Deductible Payments	**$389**	**$407**	**$372**	**$385**	**$380**	**$491**	**$472**	**$439**	**$437**	**$437**	**$437**	**$441**	**$433**	**$57**	**$42**	**$7**
(Less): Taxes	(66)	(77)	(84)	(87)	(86)	(111)	(107)	(99)	(99)	(99)	(99)	(100)	(98)	(13)	(10)	(2)
Plus: Non-Tax Deduct. Pmts.	217	179	179	182	151	30	34	1	1	1	1	2	2	2	2	2
After-Tax Opioid Pmts.	**$540**	**$509**	**$466**	**$480**	**$445**	**$411**	**$399**	**$340**	**$339**	**$339**	**$339**	**$343**	**$337**	**$46**	**$35**	**$7**
Value of Total Opioid Payments @ 7% Discount Rate																**$3,760**

Source: Blazing Star management.
Note: Dollars in millions unless otherwise stated. Valuation as of November 30, 2024.

– Highly Confidential –

Preliminary Overview of Dark Lease Liability

Net present value estimated to be ~$2.5bn based on discount rate of 7%

Summary of Dark Lease Liability ($mm)

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Dark Rent Schedule	$409	$446	$511	$510	$441	$390	$358	$318	$278	$239	$199	$159	$119	$80	$40	–
(-) Tax	(69)	(84)	(116)	(115)	(100)	(88)	(81)	(72)	(63)	(54)	(45)	(36)	(27)	(18)	(9)	–
After Tax Total Dark Rent Costs	$340	$362	$396	$395	$341	$301	$277	$246	$215	$185	$154	$123	$92	$62	$31	–
Costs @ 7% Discount Rate	$331	$333	$340	$317	$256	$211	$181	$151	$123	$99	$77	$58	$40	$25	$12	–
Value of Total Dark Rent Costs @ 7% Discount Rate																$2,471 (1)
Memo: Tax Rate	17%	19%	23%	23%	23%	23%	23%	23%	23%	23%	23%	23%	23%	23%	23%	23%

Source: Blazing Star management.
Note: Dollars in millions unless otherwise stated. Valuation as of November 30, 2024. Current total dark store cash costs represent adjusted figures.
(1) Reflects 2025 Q2-Q4 stub period.

Preliminary WholeCo WACC Calculation

Selected Public Companies

Company	2Y Beta Levered[(1)]	2Y Beta Unlevered[(2)]	Market Cap ($bn)	Debt ($bn)	Debt-to Equity
CVS	0.69	0.40	$71.4	$66.1	93%
Target	0.76	0.63	62.2	16.0	26%
Kroger	0.42	0.30	46.7	22.6	48%
Ahold	0.54	0.46	32.6	7.4	23%
Tesco	0.86	0.74	31.0	6.6	21%
Dollar General	0.45	0.34	15.8	6.3	40%
Dollar Tree	0.86	0.74	15.5	3.4	22%
M&S	0.82	0.75	8.8	1.1	12%
J Sainsbury	1.01	0.90	7.4	1.3	18%
Kingfisher	1.08	1.06	5.4	0.2	3%
B&M	0.85	0.66	4.0	1.6	39%
Frasers Group	0.92	0.67	3.3	1.6	46%
Total Median	**0.83**	**0.66**			**24%**
Memo: Blazing Star[(9)]	*0.91*	*0.44*	*$7.7*	*$10.5*	*138%*

Illustrative WACC Calculation

Cost of Equity	
Risk-Free Rate[(3)]	4.8%
Unlevered Beta	0.70
Target Debt / Equity	25%
Levered Beta	0.84
Equity Risk Premium[(4)]	7.2%
Size Premium[(5)]	0.6%
Cost of Equity	**11.4%**
Cost of Debt	
Pre-Tax Cost of Debt[(6)]	7.0%
Tax Rate[(7)]	22.6%
After-Tax Cost of Debt	**5.4%**
WACC[(8)]	**10.2%**

WACC Sensitivity at Various Unlevered Beta and Capital Structures

Debt / Equity	Debt / Cap.	Pre-Tax Cost of Debt	Unlevered Beta 0.600	Unlevered Beta 0.700	Unlevered Beta 0.800
5%	5%	7.0%	9.7%	10.4%	11.1%
25%	20%	7.0%	9.5%	10.2%	10.9%
45%	31%	7.0%	9.4%	10.1%	10.8%

Source: Public filings, Bloomberg and FactSet as of February 3, 2025.
Note: Peers ordered by market cap. Debt figures exclude operating lease liabilities.
(1) For each company, reflects adj. weekly beta relative to local benchmark based on the last 2 years. (2) Unlevered beta equals Levered Beta / (1+ (1 – Tax Rate) * (Debt / Equity)). (3) Reflects 20-year U.S. Treasury rate. (4) Reflects long-horizon historical expected equity risk premium per Duff & Phelps 2023. (5) Represents size premium associated with companies with market cap between $7.5bn and $14.8n, per 2023 Duff & Phelps. (6) Reflects ICE BofA US High Yield Index Effective Yield. (7) Assumes 22.6% long-term tax rate based on Blazing Star FY'27 effective tax rate in 3-year plan. (8) WACC equals ((Debt / Capitalization) * (Cost of Debt * (1 – Tax Rate))) + (Equity / Capitalization) * Cost of Equity. (9) As of unaffected date, December 9, 2024.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Relevant Public Company Comparables: Operating and Valuation Benchmarking

	Company	Enterprise Value ($bn)(1)	EV / LTM EBITDA(1)	EV / NTM EBITDA(1)	LTM P / E	NTM P / E	'24 - '26E CAGR Revenue	'24 - '26E CAGR EBITDA(1)	NTM EBITDA Margin	LTM Net Leverage(1)	Moody's Credit Rating
	Memo: Blazing Star Mgmt. (2)	*$22.3*	*6.2x*	*6.2x*	*4.3x*	*5.8x*	*+1.0%*	*+3.4%*	*2%*	*4.2x*	*Ba3*
	Memo: USRP (2)						*+0.9%*	*(3.9%)*	*2%*		
	Memo: International						*+3.9%*	*+5.3%*	*5%*		
US Retail	CVS Health(3)	$139.4	9.8x	8.8x	10.7x	9.4x	+4.3%	+9.3%	4%	4.8x	Baa3
	Target	74.7	8.8x	8.5x	15.5x	14.4x	+2.9%	+4.6%	8%	1.5x	A2
	Kroger	54.8	7.0x	6.8x	14.2x	13.3x	+1.5%	+2.8%	5%	1.0x	Baa1
	Ahold Delhaize	36.1	6.5x	6.3x	13.2x	12.2x	+4.2%	+4.1%	6%	0.6x	Baa1
	Dollar General	21.5	7.5x	7.2x	12.4x	12.0x	+4.5%	+4.3%	7%	2.0x	Baa2
	Dollar Tree	18.2	6.9x	6.4x	13.2x	11.7x	+3.8%	+7.7%	9%	1.0x	Baa2
	US Retail Average		**7.7x**	**7.3x**	**13.2x**	**12.2x**	**+3.5%**	**+5.5%**	**7%**	**1.8x**	
International Retail	Tesco	$33.0	7.0x	6.7x	14.1x	12.8x	+2.4%	+3.7%	6%	0.4x	Baa3
	M&S	8.0	5.6x	5.4x	12.0x	10.9x	+3.7%	+4.8%	8%	0.1x	Baa3
	Sainsbury's	7.6	3.9x	3.8x	11.5x	10.3x	+2.3%	+3.6%	5%	0.1x	n.a.
	b&m	5.0	6.2x	5.9x	8.9x	8.5x	+6.3%	+2.9%	12%	1.3x	Ba1
	Kingfisher	5.0	4.6x	4.4x	11.9x	11.1x	+2.4%	+4.4%	7%	(0.4x)	Baa2(4)
	Frasers	3.2	3.6x	3.5x	6.4x	6.1x	+2.2%	+3.3%	14%	1.1x	n.a.
	International Retail Average		**5.2x**	**4.9x**	**10.8x**	**9.9x**	**+3.2%**	**+3.8%**	**9%**	**0.4x**	
Total Peer Average			**6.5x**	**6.1x**	**12.0x**	**11.1x**	**+3.4%**	**+4.6%**	**8%**	**1.1x**	
Reference: US Department Store	Macy's	$6.9	3.7x	3.8x	6.3x	6.3x	(4.5%)	(3.2%)	8%	1.4x	Ba1
	Kohl's	6.2	5.0x	5.1x	10.1x	10.2x	+1.6%	(1.7%)	8%	3.8x	Ba3
	US Department Average		**4.3x**	**4.4x**	**8.2x**	**8.2x**	**(1.4%)**	**(2.5%)**	**8%**	**2.6x**	

Source: Blazing Star management, FactSet and Wall Street research as of February 3, 2025.

Note: Dollars in USD billions except for per share figures and unless otherwise stated. Years shown reflect calendar year.

(1) Excludes IFRS 16 operating and lease payments for International Retail. (2) Enterprise value reflects opioid and dark rent liability, based on net present value of future payments at 7% discount rate, pension liability, which reflects FY 2025 payment of $39mm and FY 2026 payment of $437mm at 7% discount rate, after-tax Everly settlement and mitigation; net debt metrics reflect opioid and dark rent liability, Everly settlement and mitigation. Adj. EBITDA metrics remove gain of sale leaseback, Cencora AOI contribution, pro-rata share of non-owned VillageMD Adj. EBITDA (~47%) and reflects separation of [***] at FYE [***]. EPS figure adjusted for earnings from sale leaseback, updated diluted share count of 889mm shares, separation of [***] [***] at FYE [***] interest savings from suspension of future dividend payments, net of tax, and incremental interest expense, net of tax, from debt issuance to settle Everly litigation; assumes $450mm of settlement in FY 2025 per management, net of $79mm included in plan; interest rate reflects December Forecast and 3YP interest expense divided by expected outstanding debt. (3) Enterprise value and debt metrics reflect opioid liability of ~$3bn based on Moody's estimate of net present value of future payments as of August 2024. (4) Reflects S&P rating converted to Moody's equivalent.

For Reference: Select Precedent Transactions

Reflects transactions over last 10 years

	Announce Date	Target	Acquiror	TEV ($bn)	TEV / LTM Revenue	TEV / LTM EBITDA
Retail Pharmacy	10/27/15	Rite Aid (Terminated)	Walgreens	$17.2	0.6x	13.0x
U.S. Grocery	10/13/22	Albertsons (Terminated)	Kroger	$24.6	0.3x	5.4x
	5/11/22	The Fresh Market	Cencosud	1.6	0.8x	8.0x
	5/14/21	Smart & Final	Bodega Latina	0.6	0.2x	3.7x
	4/16/19	Smart & Final	Apollo	1.1	0.2x	6.5x
	7/26/18	Supervalu	UNFI	2.9	0.2x	7.0x
	6/16/17	Whole Foods	Amazon	13.7	0.9x	10.6x
	10/17/16	Save-A-Lot	Onex	1.4	0.3x	7.0x
	3/14/16	The Fresh Market	Apollo	1.4	0.7x	7.1x
	11/11/15	Roundy's	Kroger	0.8	0.2x	6.9x
	3/6/14	Safeway	Albertson's	9.0[1]	0.3x	6.5x
	Median				**0.3x**	**6.9x**
North America General Retail	12/23/24	Nordstrom	Nordstrom Family, Liverpool	$6.3	0.4x	5.7x
	6/26/24	Macy's[2]	Arkhouse / Brigade	9.2	0.4x	4.1x
	6/6/22	Kohl's[3]	Franchise Group	11.9	0.6x	5.1x
	6/28/17	Staples	Sycamore Partners	6.5	n.a.	5.3x
	8/15/15	Belk	Sycamore Partners	2.8	0.7x	6.9x
	Median				**0.5x**	**5.3x**

Transactions included for reference – offers Company engaged with / evaluated but transactions not signed (Macy's and Kohl's)

Source: Blazing Star management.

Note: Dollars in USD billions unless otherwise noted. (1) Enterprise value excluding Blackhawk shares and CVR. (2) Reflects final offer by Arkhouse and Brigade before Macy's board terminated discussions. (3) Reflects offer of $60 per share, upon which Kohl's board agreed to enter into exclusivity. FRG subsequently lowered its offer to $53 per share on June 27, 2022, upon which Kohl's terminated discussions. The $53 per share offer implied an EV / LTM Adj. EBITDA multiple of 4.7x.

For Reference: Selected Precedent Provider Transactions

Total Enterprise Value / LTM EBITDA

EV / LTM EBITDA Summary Stats	
25th Percentile	14.7x
Median	16.1x
Average	16.5x
75th Percentile	18.0x


19x
15x(1)
20x(2)
20x
21x(3)
13x
13x
16x
18x
15x
15x
15x
18x
15x
15x
18x
17x
16x
16x
17x(4)

Acquiror	Cardinal Health	cencora	Cardinal Health	McKESSON	AmerisourceBergen / TPG	Kohlberg	[illegible]	APOLLO	UnitedHealth Group	Partners Group
Target	GI Alliance	Retina	Integrated Oncology Network	Florida Cancer Specialists	OneOncology	[illegible]	EyeSouth Partners	GI Alliance	Physician Endoscopy	Forefront Dermatology
Ann. Date	Nov-24	Nov-24	Sep-24	Aug-24	Apr-23	Mar-23	Sep-22	Sep-22	Jun-22	Feb-22
TEV ($bn)	$3.9	$5.4	$1.1	$2.5	$2.1	$0.3	$1.0	$2.2	n.a.	$1.5

Acquiror	Oak Hill Capital	EyeCare Partners	Unified / ALTAS	CDPQ / FFL	OMERS	Partners Group	ALTAS	Partners Group	[illegible]	UnitedHealth Group
Target	U.S. Oral Surgery Management	CVP	Women's Health USA	NEW LOOK	Gastro Health	AXIA	Unified	EyeCare Partners	Capital Vision Services	SCA
Ann. Date	Nov-21	Oct-21	Aug-21	May-21	May-21	May-21	Nov-20	Dec-19	Jun-19	Jan-17
TEV ($bn)	$0.7	$0.6	$0.4	$0.9	$1.0	$0.8	$1.6	$2.2	$2.7	$3.4

Source: Company filings, public information, Sellside materials.
(1) Excludes $500 million earnout. (2) Reflects un-synergized LTM EBITDA as of July 2024. (3) Assumes premium to defined exit. (4) Reflects EV / EBITDA - NCI multiple.

– Highly Confidential –

For Reference: Selected Public Provider Trading Metrics

Comparable Company Metrics

Company	EV / '25E EBITDA	EV / '24 Revenue	EV / '25E Revenue	Enterprise Value ($bn)	Revenue ($bn) 2024	Revenue ($bn) 2025E	2025E EBITDA	'24 - '26E CAGR Revenue	'24 - '26E CAGR EBITDA	'25E EBITDA Margin
Privia	24.5x	1.5x	1.4x	$2.6	$1.7	$1.9	$0.1	+11%	+20%	6%
InnovAge	14.0x	0.7x	0.6x	0.5	0.8	0.9	0.0	+11%	+69%	4%
Evolent Health	11.8x	0.8x	0.8x	1.9	2.6	2.3	0.2	+2%	+10%	7%
Astrana Health	8.4x	0.9x	0.7x	1.7	2.0	2.6	0.2	+24%	+20%	8%
Average	**14.7x**	**1.0x**	**0.9x**		**$1.8**	**$1.9**		**+12%**	**+30%**	**6%**
Memo: Summit / City					***$3.1***	***$3.4***	***$0.1***	***+8%***	***+72%***	***4%***
Memo: agilon	***n.m.***	***0.2x***	***0.2x***	***$1.0***	***$6.1***	***$6.3***	***($0.1)***	***+10%***	***n.m.***	***(1%)***

Source: FactSet and company filings as of February 3, 2025.
Note: Dollars in billions unless otherwise stated. Reflects Calendar Year consensus estimates. Peers ordered by EV / '25E EBITDA multiple.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Blazing Star's Historical Performance

Blazing Star's Adj. AOI has declined significantly since 2022 as US Retail Pharmacy and US Healthcare (ex. Shields) have faced headwinds

Consolidated Historical Results

Revenue


$132.7
$139.1
$147.7
2022A
2023A
2024A

% Growth		
0.1%	4.8%	6.2%

Adj. AOI


$5.1
$3.9
$2.6
2022A
2023A
2024A

Margin		
3.9%	2.8%	1.8%

Adj. EPS ($)


$5.04
$3.98
$2.88
2022A
2023A
2024A

Reported Free Cash Flow


$2.2
$0.7
$0.0
2022A
2023A
2024A

Historical Segment Results

	2022A	2023A	2024A
US Retail			
Revenue	**$109.1**	**$110.3**	**$115.8**
% Growth	*(2.6%)*	*1.1%*	*5.0%*
Adj. AOI	**$5.0**	**$3.7**	**$2.2**
% Margin	*4.6%*	*3.3%*	*1.9%*
International			
Revenue	**$21.8**	**$22.2**	**$23.6**
% Growth	*6.5%*	*1.7%*	*6.1%*
Adj. AOI	**$0.7**	**$0.9**	**$0.8**
% Margin	*3.3%*	*4.2%*	*3.4%*
Shields			
Revenue		[***]	
% Growth			
Adj. AOI			
% Margin			
US HC ex. Shields(1)			
Revenue		[***]	
% Growth			
Adj. AOI			
% Margin			

Source: Blazing Star management.
Note: $ in billions unless otherwise noted. All figures shown on a fiscal year basis.
(1) US HC ex. Shields includes VillageMD / Summit / CityMD, CareCentrix and Blazing Star Health.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Summary Forecast of Revised 3YP

Summary of Blazing Star Plan

$ millions, except for EPS	Fiscal Year Ending August 31st, 2024A	2025E	2026E	2027E
Revenue	**$147,658**	**$154,447**	**$146,800**	**$152,841**
% YoY Growth	*6.2%*	*4.6%*	Ⓐ *(5.0%)*	*4.1%*
AOI	**$2,624**	**$1,992**	**$2,102**	**$2,431**
% Margin	*1.8%*	*1.3%*	*1.4%*	*1.6%*
% YoY Growth		*(24.1%)*	Ⓑ *5.5%*	*15.6%*
Adj. EBITDA	**$4,263**	**$3,678**	**$3,824**	**$4,175**
% Margin	*2.9%*	*2.4%*	Ⓒ *2.6%*	*2.7%*
% YoY Growth		*(13.7%)*	Ⓑ *4.0%*	*9.2%*
Adj. EPS	**$2.88**	**$1.73**	**$1.61**	**$1.73**
% YoY Growth		*(39.9%)*	*(7.0%)*	*7.2%*
FCF	**$23**	**($193)**	**$861**	**$952**
% YoY Growth		*n.m.*	*n.m.*	*10.6%*
Memo: Dividend	***$1,260***	Ⓓ ***$216***	–	–

Summary of Blazing Star Plan

- Forecast reflects suspension of dividend, revised estimate for costs to settle Everly litigation, separation of [***] in [***] and revised dark rent schedule

Ⓐ 2026 revenue decline driven by [***] before returning to 4% growth

Ⓑ AOI and EBITDA grow in 2026 [***]

Ⓒ Factors contribute to EBITDA margin materially expanding post- [***] to 2.6% - 2.7%

Ⓓ Dividend suspension frees up $0.9bn in cash per year

Source: Management plan.
Note: Dollars in millions. Reflects the removal of [***] assets in years [***]. FCF is adjusted for incremental Everly settlement, Dark Rent savings and separated [***] Cash Burn. Adj. EPS is adjusted for updated diluted share count of 889mm shares, cumulative dividend cash savings, incremental Everly settlement and [***] AOI.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Analyst Consensus Estimates Compared to Management's 3YP

Brokers have generally not revised estimates since dividend suspension and do not include a separation of [***] at YE'[***]– management plan is generally in-line with consensus excluding these factors

Revenue



$148
$154
$152
$155
$147
$159
$153

# of Brokers	15	14	8
2024A	2025E	2026E	2027E

AOI



$2.6
$2.0
$1.8
$2.1
$1.9
$2.4
$2.1

# of Brokers	11	10	5
2024A	2025E	2026E	2027E

Adj. EPS



$2.88
$1.73
$1.63
$1.61
$1.49
$1.73
$1.65

# of Brokers	14	13	9
2024A	2025E	2026E	2027E

FCF (1)



$0.0
($0.0)
($0.2)
$0.9
$0.4
$1.0
$0.4

# of Brokers	4	4	2
2024A	2025E	2026E	2027E

Management — Consensus — Range of Estimates

Source: Management plan, Wall Street research and FactSet as of February 3, 2025.
Note: Dollars in USD billions except for per share figures and unless otherwise stated. All figures shown on a fiscal year basis. Reflects the removal of [***] assets in years [***] FCF is adjusted for incremental Everly settlement, Dark Rent savings and separated [***] Cash Burn. Adj. EPS is adjusted for updated diluted share count of 889mm shares, cumulative dividend cash savings, incremental Everly settlement and [***] AOI. (1) Consensus FCF represents average broker estimates of Cash Flow from Operations minus Capital Expenditures. Figure excludes Baptista Research due to outlier estimate of $1.9B in 2027.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Current AOI Outlook By Business

Adj. AOI

Reflects management reporting, $mm



US Retail
[***]
International
[***]
Corporate / Contingency
[***]
$mm Δ from '24A-'27E
$2,624
[***]
$793
$2,167
[***]
($202)
$1,992
[***]
$831
$1,385
[***]
($374)
$2,102
[***]
[***]
$883
$1,091
($433)
$2,431
[***]
[***]
$968
$1,150
($441)
($193)
[***]
[***]
+$175
($1,016)
2024
2025
2026
2027

% Adj. AOI Margin

	2024	2025	2026	2027
Blazing Star	**1.8%**	**1.3%**	**1.4%**	**1.6%**
US Retail	*1.9%*	*1.1%*	*0.9%*	*0.9%*
International	*3.4%*	*3.3%*	*3.5%*	*3.6%*
[***]				
[***]				

Commentary

- US Retail declines from 2025 to 2027 amidst store closures and continued reimbursement pressures
  - 2025 performance in US Retail modestly above initial budget due to cost-savings while underlying front of store remains challenged
  - Performance also benefits from adjusting out dark stores (although significant dark store cash costs continue to burden cash flow)
  - Inflection in 2027 based on improved front-of-store performance and further stabilization of reimbursement pressures
- Largest source of growth is [***] going from [***] in 2024 to [***] in 2027
  - Biggest driver of growth is assumed separation of [***] at YE' [***]
  - CityMD and Summit also drive significant portion of growth – reflects execution of business turnaround (AOI goes from [***] in 2024 to [***] in 2027)
- [***] and International continue strong performance in-line with expectations

Source: Management plan.
Note: Dollars in millions. US HC ex. Shields includes VillageMD / Summit / CityMD, CareCentrix and Blazing Star Health.
[***]

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Revised December Forecast vs. 3YP Budget for FY25

WholeCo Financial Summary – December Forecast vs. 3YP

FY'25	Q1 (A)	Q2	Q3	Q4	Full Yr.	Rest of Yr. (Q2 - Q4)
Revenue						
Dec Fcst.	[***]				$154,447	[***]
3YP					150,003	
Delta					+$4,444	
Adj. EBITDA						
Dec Fcst.	[***]				$3,678	[***]
3YP					3,593	
Delta					+$85	
AOI						
Dec Fcst.	[***]				$1,992	[***]
3YP					1,876	
Delta					+$116	
Reported FCF						
Dec Fcst.	[***]				$127	[***]
3YP					(116)	
Delta					(D) +$243	

Source: Company management.
Note: Dollars in millions.

Commentary

- **A** Q1 actuals outperformed across key metrics and is main driver for revised forecast's full year outperformance vs. 3YP
- **B** Significant Q1 beat on Reported FCF driven by [***] outperformance on change in NWC
- **C** Remainder of year Adj. EBITDA and AOI underperformance vs. 3YP driven by weakness in front-of-store
  - Offset by strong Rx performance and SG&A being ~ [***] lower than 3YP (majority of cost-savings in USRP)
- **D** While full year Reported FCF improvement is expected to be +$243mm, due to accelerated timing of NWC initiatives in Q1, rest of year Reported FCF lags initial expectations by [***]

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Business Update – FY'25 Segment Level Drivers of Improved AOI Outlook

AOI by Segment – December Forecast vs. 3YP

	Dec. Forecast FY'25E	B / (W) Than Budget
Retail	[***]	
Rx, Prescriptions		
Rx, Services		
SG&A	(19,091)	206
Cencora	255	0
US Retail Pharmacy Total	$1,385	$33
International	831	8
Shields	[***]	
Other US Healthcare	[***]	
Corporate	(196)	1
Contingency	(180)	45
Eliminations	2	2
AOI	**$1,992**	**$126**

Commentary

- Revised December FY'25 forecast improves AOI outlook across segments except for USRP front of store
- December forecast improves consolidated AOI outlook for FY'25 by +$126mm
- Weakness in retail front of store driven by weak cough, cold and flu season and overall transaction decline
- However, despite front of store weakness, USRP still expected to beat initial 3YP due to [***]
- Shields and International businesses continue strong performance in-line with initial expectations
- USHC ex. Shields outperformance driven by lower losses at VMD than initially expected while CareCentrix and Walgreens Health remain in-line with 3YP
- December forecast releases ~$45mm of contingency based on operating performance

Source: Company management.
Note: Dollars in millions. Figures shown in reported currency.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Summary of Adjustments to EPS

		Fiscal Year Ending August 31,		
		2025E	2026E	2027E
December Forecast & 3YP	Net Income	$1,525	$1,307	$1,442
	Basic Share Count	*864.3*	*864.3*	*864.3*
	Management EPS	**$1.76**	**$1.51**	**$1.67**
Adj. to Plan	Cumulative Dividend Cash Savings[1]	$648	$1,513	$2,377
	Increase in Everly Settlement[2]	(371)	(371)	(371)
	Net Debt Reduction	$277	$1,142	$2,006
	% Interest Expense[3]	*6.2%*	*7.6%*	*8.6%*
	Pre-Tax Interest Savings	$17	$87	$172
	[***]			
	Pre-Tax Net Income Adj.	$17	$296	$294
	% Tax Rate[5]	*16.9%*	*18.9%*	*22.6%*
	Village IC Funding Impact[6]	–	(115)	(135)
	After-Tax Net Income Adj.	**$14**	**$125**	**$93**
	Basic Share Count	*864.3*	*864.3*	*864.3*
	Plus: Dilutive Securites	*24.9*	*24.9*	*24.9*
	PF Diluted Shares Outstanding	***889.2***	***889.2***	***889.2***
Pro Forma EPS	Net Income	$1,525	$1,307	$1,442
	Plus: After-Tax Net Income Adj.	14	125	93
	PF Net Income	**$1,539**	**$1,432**	**$1,534**
	PF Diluted Shares Outstanding	*889.2*	*889.2*	*889.2*
	PF EPS	**$1.73**	**$1.61**	**$1.73**
	Memo: Delta vs. Management EPS	*($0.03)*	*+$0.10*	*+$0.06*

Commentary

- $2.4bn of dividend savings from 2025 to 2027 result in $200mm of interest savings by 2027
  - Modestly offset by increased interest from Everly settlement (reflects increase to $450mm vs. $79 in 3YP)
- FYE [***] separation of [***] [***] to a 3rd party results in [***] of AOI savings offset by consolidation of [***] inter-company interest
- 25mm of dilutive securities increase share count by 3% and reduce pro forma EPS
- Resultant pro forma EPS is ($0.03) lower to +$0.10 higher than management projections

Source: Blazing Star management.
(1) Dividend savings calculated off of basic share count. (2) Assumes $450mm of settlement in FY 2025, net of $79mm included in plan. (3) Interest rate reflects December Forecast and 3YP interest expense divided by expected outstanding debt. (4) Assumes [***] is separated at FYE [***]. (5) Reflects tax rate per December Forecast and 3YP. (6) Reflects full consolidation of Summit and City's interest expense (previously 53%).

Updated Cash Flow Based on Changes to 3YP

Consolidated Management Plan

	Fiscal Year Ending August 31st			
	2024A	2025E	2026E	2027E
Company Reported Free Cash Flow	**$23**	**$127**	**$497**	**$542**
(A) (Less): Incremental Everly Settlement and Interest on Debt (1)	–	(327)	(23)	(25)
Plus: Interest Savings from Suspension of Dividend	–	34	94	158
(B) Plus: Revised Dark Rent Schedule (2)	–	(26)	124	183
(C) [***]				
Revised Free Cash Flow	**$23**	**($193)**	**$861**	**$952**
(D) [***]				
(E) (Less): UK Pension	(386)	(39)	(437)	–
(Less): Other (4)	(111)	77	(55)	(28)
Revised Change in Cash Pre-Dividend and Monetizations (5)	**($876)**	**($174)**	**$219**	**$694**
(F) (Less): Dividend	(1,260)	(216)	–	–
Post-Dividend Change in Cash (6)	**($2,136)**	**($390)**	**$219**	**$694**
(G) Plus: Monetizations *(Cencora / Option Care, SLB, BrightSpring)*	4,032	823	654	–
(H) **Total Change in Cash**	**$1,896**	**$433**	**$873**	**$694**

Commentary

(A) Reflects incremental value of Everly Settlement, beyond $79mm factored into 3YP and incremental interest expense on debt to pay settlement.

(B) Reflects after-tax decrease in expected non-GAAP store closure expenses resulting from refined view based on market by market model

(C) Assumes [***] divested at YE [***] for [***]

(D) [***]

(E) Reflects remaining contributions to Boots pension plans per agreement with Legal & General

(F) Reflects suspension of $1.00 per share annual dividend beginning in Q2 2025

(G) Monetization of remaining stake in Cencora through forward sales, BrightSpring and one-time SLB gains

(H) Dividend suspension allows company to generate positive cash flow

Source: Company management and filings.
Note: Reflects fiscal year ending August 31.
(1) Assumes $450mm of settlement in FY 2025, net of $79mm included in plan and includes incremental interest from debt issued to pay settlement.
(2) Reflects after-tax savings on non-GAAP store closure costs based on updated model; reflects ($31mm) FY25, $153mm in FY26 and $236in FY27.
(3) Reflects after-tax AOI of [***]
(4) Other includes anti-dilutive shares, Fx, etc.
(5) Does not reflect debt repayment or issuance.
(6) Dividend based on basic share count.

[***]

– *Highly Confidential* –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Separation Overview

[***] – Financial Summary

	2025E	2026E	2027E
		[***]	
Revenue			
% YoY Growth			
AOI			
% Margin			
(-) Non-GAAP Cash Expenses / Other			
AOI Incl. Non-GAAP Cash Expenses			
(-) Taxes			
NOPAT			
(+) D&A			
(-) Capex			
Δ in NWC			
Unlevered Free Cash Flow			

Memo: Pro Forma [***] ***(RemainCo)***			
Revenue		[***]	
Adj. EBITDA			
AOI			
UFCF[(1)]			

Separation Assumptions

- Current plan assumes separation happens at YE [***] and Blazing Star deconsolidates the business beginning in [***]
- [***]
- [***]
- [***] remain unchanged and continue to operate standalone as part of Blazing Star ("RemainCo")

Source: Blazing Star management.
Note: Adj. EBITDA and AOI include Contingency. FY'25 – FY'27 tax rates based on three-year plan effective tax rates (16.9%, 18.9% and 22.6%).
(1) Reflects UFCF burdened by SBC and taxes based on three-year plan effective tax rates.

Summary of Saturn Financing

Overview of Process to Date	▪ Saturn has engaged with a comprehensive list of lenders across banks, direct lenders and preferred equity investors to source financing for the transaction ▪ Intent is to provide the Board with one wrapper financing commitment for the transaction – Saturn will seek to finance the businesses individually at close but ability to do that is Saturn's risk / not a condition to close the deal ▪ Saturn recently delivered unsigned commitment letters on January 29th for $12.3bn of debt financing and term sheets for $3bn of preferred equity, consistent with previous letters – As is typical at this point of the process, Blazing Star and advisors have not engaged in independent discussions with lenders and continue to rely on conversations with Saturn for updates on financing ▪ Have not received any written indications of common equity commitments from Saturn or its LPs
Saturn's Current Position	▪ Saturn claims to have navigated significant challenges to pull together current financing structure – Lenders have required certain components of Blazing Star to be ring-fenced – Unable to secure financing for VMD as lenders are unwilling to finance the business due to governance and business performance – Adverse diligence findings such as the revised view on the cost to settle the Everly litigation and quarter-end NWC mitigation, have constrained their ability to finance the business – Preferred equity investors only want exposure to Shields and Boots, which requires further marrying with the bank commitment package ▪ Lenders have demonstrated a strong desire for working capital and factoring facilities, as well as ABLs within US Retail, Boots and TopCo. ▪ From the start of process, Saturn has indicated they only have ~$1bn of equity from their fund to invest in the transaction, funding the remainder of equity through LP co-invest and shareholder roll

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Illustrative Saturn Ability to Pay Analysis Based on Proposed Financing Sources

Saturn has yet to confirm proposed capital structure

Saturn Implied Ability to Pay Based on Available Funding

	ABL	$4,000
	Secured TLB	4,000
	Secured Notes	3,300
	Unsecured Notes	1,000
A	**Total Debt Financing**	**$12,300**
	Preferred Equity	3,000
B	Assumed SP Rollover	1,740
C	Saturn + Coinvest	2,000
	Total Saturn Funding	**$19,040**
	(-) Q1'25 Debt	(8,010)
	(+) Q1'25 Cash	1,192
	[***]	
	(-) Trapped Cash[1]	(183)
	(-) After-Tax Everly Settlement	(374)
	(-) Illustrative Transaction Fees	(150)
	(-) Financing / Breakage Fees[2]	(199)
	Implied Equity Value Net of Liabilities & Fees	**$10,607**
	Implied Share Price[3]	**$11.93**
D	(+) 2025E COR Stake Monetization	307
	(+) Incremental Value of SP Stake at Higher Share Price	60
	Implied Equity Value Including COR Monetization	**$10,974**
	Implied Share Price[3]	**$12.34**
E	(+) 2025 BTSG Stake Monetization	551
	(+) Incremental Value of SP Stake at Higher Share Price	108
	Implied Equity Value With BTSG Monetization at Market Value	**$11,633**
	Implied Share Price[3]	**$13.08**

Commentary

- (A) Saturn funding reflects $12.3bn of debt financing based on latest commitment papers and $3bn of preferred equity based on latest [***] term sheet received
- (B) Assumes SP rolls 100% of his stake to reflect maximum available funding (sensitivity on following page)
  - Value of stake SP rolls increases / decreases proportionally with offer value
- (C) $2bn of Saturn equity reflects maximum amount of funding Saturn stated it could provide from its own fund and LPs in prior letters to the Company
- (D) Reflects expected 2025E proceeds from Cencora forward sales
- (E) Reflects current market value of Blazing Star's stake in BrightSpring

Source: Blazing Star management, public filings and FactSet as of February 3, 2025.
Note: Dollars in millions except for per share figures and unless otherwise stated.
(1) Reflects consolidated cash held at subsidiary levels for both VMD and iA, which cannot be used towards funding of transaction. (2) Financing fees include OID of 99.75% on ABL, 99.5% on Secured Term Loan B, 98% on the Preferred Equity and 1% fees on the Secured Notes and Unsecured Notes, respectively. Financing fees also include $126mm breakage fee on existing debt per Blazing Star management. (3) Based on diluted share count of 889mm shares.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Precedent Transactions ex-Biotech With CVRs

Reflects all US non-Biotech deals with CVRs since 2011

Ann. Date	Target	Acquiror	Txn Value ($bn)	Value Per Share: Upfront	Value Per Share: CVR	CVR % of Total Value [(1)]	Premium: Excl. CVR	Premium: Incl. CVR	Trigger
Dec-24	Money Lion	Gen Digital	$1.2	$82.00	$23.00	22%	6%	36%	$37.50 per share VWAP threshold of Gen over 30 consecutive trading days from ann. to 24 months after close
Jul-22	Resolute	Paper Excellence Group	2.2	20.50	2.94	13%	64%	88%	Softwood lumber trade dispute settlements
Nov-18	Tahoe Resources	Pan American Silver	1.3	3.40	0.70	17%	55%	86%	First commerical shipment
Feb-18	A. Schulman	LyondellBasell	2.3	42.00	Undisc.	n.a.	9%	n.a.	Litigation / government investigation
Oct-17	NewStar Financial	First Eagle	0.5	11.44	1.00	8%	(6%)	3%	Transaction tax refunds
Jul-16	InterOil	ExxonMobil	4.1	45.00	33.94	43%	42%	149%[(3)]	Gross resource certification of the Elk-Antelope field above 6.2 tcfe up to a maximum of 10 tcfe[(6)]
Sep-15	Media General	Nexstar Broadcasting	5.1	16.69	4.29	20%	50%	88%	Net proceeds from the disposition of Media General's spectrum in the FCC auction
Mar-14	Safeway	Albertsons	7.9	36.45[(2)]	3.65	9%	7%	18%[(4)]	Sale / monetization of non-core assets
Jul-13	HMA	CHS	7.5	13.78	1.00	7%	25%	34%[(5)]	Resolution of legal proceedings
Jul-13	Leap Wireless	AT&T	3.9	15.00	2.53	14%	93%	125%	Sale of Chicago 700 MHz License
Feb-12	CVR Energy	Icahn	1.7	30.00	Undisc.	n.a.	9%	n.a.	CVR Energy is sold again within 9 months following offer completion for >$30 per share
Jun-11	Gerber Scientific	Vector Capital	0.3	11.00	Undisc.	n.a.	35%	n.a.	Beneficial outcome of patent infringement litigation
25th Percentile						**9%**	**8%**	**34%**	
Median						**14%**	**30%**	**86%**	
75th Percentile						**20%**	**51%**	**88%**	

Memo:

Ann. Date	Target	Acquiror	Txn Value ($bn)	Upfront	CVR	CVR % of Total Value	Excl. CVR	Incl. CVR	Trigger
n.a.	Blazing Star[(7)]	Saturn	$25.0	$10.75	$2.00	16%	21%	44%	Sale of any of the VMD Businesses (Village, Summit and / or CityMD)

Source: Press releases and FactSet.

(1) Calculated as CVR / (Upfront + CVR). (2) Reflects $32.50 per share cash consideration plus $3.95 per Safeway share attributed to BlackHawk spin. (3) As of unaffected date May 19, 2016, prior to announcement of the Oil Search transaction. (4) As of unaffected date February 8, 2014, prior to announcement of sale discussions. (5) As of unaffected date May 24, 2013, prior to announcement of HMA's shareholder rights plan. (6) Tcfe represents "trillion cubic feet." (7) Transaction value represents EV, assuming 100% of ASVN is paid. EV includes $6.8bn of net debt, [***] mitigation, $1.0bn capital leases, $3.8bn opioid liability, $2.5bn dark rent costs, $0.4bn after-tax Everly settlement, $0.4bn pension liability and $1.9bn in equity method investments. Premia reflect unaffected price of $8.85 as of 12/09/24.

Trading Dynamics of Non-Biotech Transactions with CVR

Reflects all US non-healthcare deals with CVRs since 2011

				Value Per Share			1-Day Post Ann.			Implied CVR Value	
Ann. Date	Target	Acquiror	Txn Value ($bn)	Upfront	CVR	Total	Closing Share Price	% Premium to Upfront	Value Per Share (1)	$ Per Share (2)	% of Stated Value of CVR
All-Cash Transactions											
Dec-24	Money Lion	Gen Digital	$1.2	$82.00	$23.00	$105.00	$87.18	+6.3%	(17.0%)	$5.18	22.5%
Jul-22	Resolute	Paper Excellence Group	2.2	20.50	2.94	23.44	19.90	(2.9%)	(15.1%)	(0.60)	(20.4%)
Feb-18	A. Schulman	LyondellBasell	2.3	42.00	Undisc.	Undisc.	42.70	+1.7%	n.a.	n.a.	n.a.
Oct-17	NewStar Financial	First Eagle	0.5	11.44	1.00	12.44	12.10	+5.8%	(2.7%)	0.66	66.0%
Mar-14	Safeway	Albertsons	7.9	36.45 (3)	3.65	40.10	38.60	+5.9%	(3.7%)	2.15	58.9%
Jul-13	Leap Wireless	AT&T	3.9	15.00	2.53	17.53	16.94	+12.9%	(3.4%)	1.94	76.7%
Feb-12	CVR Energy	Icahn	1.7	30.00	Undisc.	Undisc.	29.03	(3.2%)	n.a.	n.a.	n.a.
Jun-11	Gerber Scientific	Vector Capital	0.3	11.00	Undisc.	Undisc.	10.99	(0.1%)	n.a.	n.a.	n.a.
Average								**+3.3%**	**(8.4%)**		**40.7%**
Transactions with Stock Component											
Jul-16	InterOil	ExxonMobil	4.1	45.00	33.94	78.94	49.35	+9.7%	(37.5%)	4.35	12.8%
Sep-15	Media General	Nexstar Broadcasting	5.1	16.69	4.29	20.98	13.80	(17.3%)	(34.2%)	(2.89)	(67.4%)
Jul-13	HMA	CHS	7.5	13.78	1.00	14.78	13.48	(2.2%)	(8.8%)	(0.30)	(30.0%)
Average								**(3.3%)**	**(26.8%)**		**(28.2%)**

Source: Press releases and FactSet.
Note: Transaction values provided by Saturn.
(1) Reflects 1-day post announcement share price discount to total offer value (Upfront + CVR).
(2) Reflects 1-day post announcement share price minus upfront value per share.
(3) Reflects $32.50 per share cash consideration plus $3.95 per Safeway share attributed to BlackHawk spin.

Sellside Analysts Supportive of Dividend Suspension

Broadly believe the decision was expected and provides company with needed flexibility

"…this is also a decision ***we think is prudent and somewhat overdue***. The company's longstanding dividend had become out of whack, both in terms of the yield it generated but also the cash being used to fund the dividend vs. other priorities…***We see this as the right move for WBA's ability to reboot the business***."

LEERINK

"…Walgreens ***decision to suspend the quarterly dividend is not a complete surprise*** given the trajectory of the company's recent operating performance…The ***company is taking the right steps to improve the balance sheet*** by closing underperforming stores, looking to sell underperforming assets, and now suspending the dividend."

Bank of America

"…***A dividend cut was broadly anticipated***… but a full suspension may come as a surprise. The full suspension ***underscores the necessity of reallocating cash in the face of other cash demands*** pursuant with mgmt's strategic turnaround initiatives."

Morgan Stanley

"…***Suspending the dividend, in many ways, felt inevitable*** given the position in which WBA currently sits. The fact it has finally happened, at least, ***removes an overhang that has existed over the past two years***."

TD Cowen, a division of TD Securities

"…Walgreens announced that the company would suspend the dividend in its entirety, a move that is sure to upset a portion of the investor base ***but had appeared increasingly likely…the reduced capital commitment provides flexibility*** as the company considers divestitures that could reduce cash flow and investments needed execute the ongoing retail turnaround."

nephron

"Today's ***dividend cut has long been expected*** as the company works through its new strategic plan…We see it as ***a sign that management is working through the strategic plan to put the company in better financial shape***"

Evercore ISI

"…***A cut was widely anticipated by investors*** given depressed cash flow, elevated leverage, and limited balance sheet flexibility baring a sale of assets… will reduce cash outflow by $860mm annually"

UBS

"***We believe this is a good strategic move by the company*** to help meet its near-term financing needs, with reducing debt and improving free cash flow a key aspect of WBA's turnaround efforts."

MIZUHO

Source: Wall Street Research.